EXHIBIT (99)

                   [National Auto Finance Company, Inc. Logo]

Contact:          Joel B. Ronkin
                  Vice President
                  (800) 999-7535




                       NATIONAL AUTO FINANCE COMPANY, INC.
                   ANNOUNCES THE RESIGNATION OF ITS PRESIDENT


BOCA RATON, Fla. (June 8, 1998) - Keith B. Stein, Chief Executive Officer of National Auto Finance Company, Inc. (Nasdaq/NM:NAFI), today announced that Roy
E. Tipton has resigned as President and as a director of the Company to pursue other interests. His resignation was effective June 5, 1998, but he will be available to the Company on a consulting basis for the next 90 days.

     "On behalf of the Company, we want to express our appreciation to Roy for his efforts over the past four years," Stein said. "We wish him the best in his future endeavors."

     National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers. The Company has contractual relationships with approximately 2,600 dealers in 40 states.

     This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and in certain other reports filed by the Company with the Securities and Exchange Commission.

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